Exhibit 10.10

Beverly Bank

Endorsement Split-Dollar Life Insurance

Participation Agreement

I, Michael Wheeler, hereby elect to participate in Beverly Bank’s Endorsement Split-dollar Life Insurance Agreement as of December 1, 2017.

1. If I am employed by Beverly Bank (“Employer”) upon my death, my beneficiary will be entitled to receive the lesser of three (3) times my then-annual salary or the net amount at risk at the time of death from the proceeds of the following life insurance policies (“Policy”). If I am not employed or retired from Employer upon my death, my Beneficiary will be entitled to receive the lesser of $500,000.00 or the net amount at risk at the time of death from the proceeds of the life insurance Policy. Net amount at risk is defined as the death benefit of the Policy minus the cash surrender value. Such benefit will be paid from the Policy provided the Policy and the Plan are effective and in force on the date of my death. Employer will have no obligation to provide this benefit if the Policy is not in force on the date of my death.

Insurer: MassMutual Insurance Company, Contract No.: 39137782

The balance of the insurance proceeds will be paid to Employer.

2. The cost of insurance protection payable to my Beneficiary will be included as taxable income each year on my W-2.

3. The Employer is the sole and absolute owner of the Policy and may exercise all ownership rights under the terms of the Policy.

4. I may change my designated Beneficiary at any time and it will become effective when the change is filed in writing with the Employer.

Claim Procedure: If you or your beneficiary do not receive your benefits when due, you may file a claim in writing to Manager, Human Resources, Beverly Bank, 254 Cabot Street, Beverly, MA 01915. For a copy of the Claim Procedure, please contact the Human Resources Manager at Beverly Bank.

/s/ Michael R. Wheeler	2/14/18
Signature	Date

Accepted by Beverly Bank

/s/ Thomas J. Alexander, Chairman	2/14/18
Thomas J. Alexander, Chairman	Date
Compensation Committee